Exhibit 99.1

NGP Capital Resources Company Announces

2nd Quarter 2006 Financial Results

Houston (BusinessWire) – August 4, 2006 – NGP Capital Resources Company (NASDAQ: NGPC) today announced financial results for the second quarter ending June 30, 2006.

Highlights for the quarter ending June 30, 2006:

Stockholders’ Equity: $242.4 million

Net Asset Value per share: $13.93

Operating Results:

Net increase in stockholders’ equity (net assets) from operations: $2.5 million

Net investment income: $3.9 million

Net unrealized depreciation on portfolio securities: $1.4 million

Portfolio Investment Activity:

Portfolio investments added: 2

Investments during the quarter: $ 39.0 million

Number of portfolio companies at June 30, 2006: 10

Portfolio and Investment Activity

During the three months ended June 30, 2006, we added two companies to our portfolio. In May, we acted as arranger and agent for an $85 million senior secured credit facility and a $10 million senior subordinated secured convertible term loan to Resaca Exploitation, LP, to acquire and develop oil and gas assets located in west Texas and New Mexico. The initial availability totaled approximately $76 million with an additional $10 million available under the convertible term loan. We have committed to fund 40%, or a total of $34 million, with the remaining commitments provided by other investors. As of June 30, 2006, our shares of the amounts funded were $24.88 million on the senior secured facility and $4 million on the term loan. In June, we closed a $12 million senior secured credit facility with Crossroads Energy, LP, to develop oil and gas assets located along the Gulf Coast of Texas. Initial availability under the facility is $2.4 million and as of June 30, 2006, $142,000 was drawn on the facility.

As of June 30, 2006 our portfolio was invested as follows: 20.4% in senior subordinated secured notes, 29.3% in senior secured multiple-advance term loans, 4.9% in senior secured revolving credit facilities, 0.8% in participating convertible preferred stock, 4.6% in senior notes, 7.3% in corporate notes, 31.2% in U.S. Treasury Bills, and 1.5% in cash and cash equivalents. At June 30, 2006, the weighted average yield on targeted portfolio investments, exclusive of capital gains, was 13.0%. The weighted average yield of our corporate notes was 5.4%. The weighted average yield of our U.S. Treasury Bills and cash equivalents was 4.4%. The weighted average yield on our total capital invested at June 30, 2006 was 9.6%. Yields are computed using interest rates as of the balance sheet date and include amortization of loan discount points, original issue discount and market premium or discount, weighted by their respective costs when averaged.

Operating Results – Quarter ended June 30, 2006

Investment income totaled $6.0 million for the quarter ended June 30, 2006, with $4.6 million attributable to our targeted investments and $1.4 million attributable to investments in cash equivalents and investment grade senior notes. Operating expenses for the quarter were $2.1 million and included $1.1 million of investment advisory and management fees and $1.0 million of general and administrative expenses. The resulting net investment income was $3.9 million. For the quarter ending June 30, 2006, our portfolio experienced net unrealized depreciation of $1.4 million primarily attributable to changes in market prices of investments in corporate notes. Overall, we had a net increase in stockholders’ equity (net assets) resulting from operations of $2.5 million, or $0.15 per share. After giving effect to the $0.18 per common share dividend declared during the quarter, stockholders’ equity (net assets) per share as of June 30, 2006 was $13.93.

Subsequent Events

In late July 2006, NGPC closed a $30 million Senior Secured Credit Facility (the “Facility”) with Rubicon Energy Partners, LLC (“Rubicon”), a private Fort Worth, Texas based oil and gas producer. NGPC acted as agent and sole lender for the Facility. Initial availability under the Facility is $23 million, with approximately $22 million funded at closing. The Facility is secured by first liens on substantially all of Rubicon’s properties. In addition to the Facility, NGPC, through its wholly owned subsidiary NGPC Asset Holdings II, LP, purchased 4,000 membership units in Rubicon, (the “Membership Units”), for $4 million, representing 50% of the outstanding Membership Units of Rubicon. Proceeds from the Facility and the sale of Membership Units will be used by Rubicon to acquire and develop oil and gas assets located in the Permian and Fort Worth Basins in Texas.

Additionally, Rabbit Island, LP has repaid its $25 million facility, $12.5 million net to NGPC, as a result of the sale of most of its oil and gas properties. The facility was fully drawn at the time the debt was repaid.

Following these transactions, NGPC has committed and made available for funding an approximate total of $191 million to ten portfolio companies, with approximately $168 million currently outstanding. Since inception, NGPC has funded a total of $214 million to portfolio companies representing 88% of its original $244 of equity capital, and received repayments of $46 million.

Conference Call at 11:00 a.m. Eastern Time on August 4, 2006

NGPC invites all interested persons to participate in its conference call on Friday, August 4, 2006 at 11:00 am Eastern Time. The dial-in number for the call is (800) 289-0496. International callers should dial (913) 981-5519. The Company will maintain an audio replay of the call from 2:00 pm Eastern Time on August 4, 2006 through 11:59 pm Eastern Time on Friday, August 11, 2006. The replay dial-in number is (888) 203-1112. International callers should dial (719) 457-0820. The replay pass code is 4418857.

NGP CAPITAL RESOURCES COMPANY

CONSOLIDATED BALANCE SHEET

	June 30, 2006	December 31, 2005
	(unaudited)	(audited)
Assets:
Investments in portfolio securities at fair value (cost: $151,320,606 and $91,761,111, respectively)	$151,895,216	$92,847,043
Investments in corporate notes at fair value (cost: $21,707,675 and $21,727,976, respectively)	18,522,400	20,537,900
Investments in U.S. treasury bills, at amortized cost which approximates fair value	78,712,973	121,518,196

Total investments	249,130,589	234,903,139

Cash and cash equivalents, at cost which approximates fair value	3,856,708	13,350,588
Accounts receivable	—	50,965
Interest receivable	829,278	609,545
Prepaid assets	206,151	576,029

Total assets	$254,022,726	$249,490,266

Liabilities and stockholders’ equity (net assets):

Liabilities:
Accounts payable	$418,421	$407,580
Management and incentive fees payable	1,118,105	399,173
Dividends payable	3,132,018	4,785,028
Credit facility payable	7,000,000	—

Total liabilities	11,668,544	5,591,781

Commitments and contingencies (Note 8)
Stockholders’ equity (net assets)
Common stock, $.001 par value, 250,000,000 shares authorized; 17,400,100 issued and outstanding	17,400	17,400
Paid-in capital in excess of par	244,309,260	244,309,260
Undistributed net investment income (loss)	638,187	(324,031)
Net unrealized (depreciation) of portfolio securities and corporate notes	(2,610,665)	(104,144)

Total stockholders’ equity (net assets)	242,354,182	243,898,485

Total liabilities and stockholders’ equity (net assets)	$254,022,726	$249,490,266

Net asset value per share	$13.93	$14.02

NGP CAPITAL RESOURCES COMPANY

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Three Months Ended		For the Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Investment income
Interest income	$5,802,683	$3,666,009	$10,661,187	$7,844,765
Dividend income	60,998	—	60,998	—
Other income	136,078	—	273,627	—

	5,999,759	3,666,009	10,995,812	7,844,765

Operating expenses
Management fees	1,118,105	900,000	2,235,124	1,800,000
Organization costs	—	—	—	1,111
Professional fees	236,126	294,466	357,828	467,552
Insurance expense	144,234	144,105	288,589	288,159
Credit facility fees	81,071	39,766	160,074	40,753
General and administrative expenses	531,866	398,112	1,075,944	761,342

Total operating expenses	2,111,402	1,776,449	4,117,559	3,358,917

Net investment income	3,888,357	1,889,560	6,878,253	4,485,848
Net realized capital gain on portfolio securities and corporate notes	—	140,036	—	143,570
Net (decrease) in unrealized (depreciation) on portfolio securities and corporate notes	(1,360,159)	(87,655)	(2,506,521)	(1,386,440)

Net increase in stockholders’ equity (net assets) resulting from operations	$2,528,198	$1,941,941	$4,371,732	$3,242,978

Net increase in stockholders’ equity (net assets) resulting from operations per common share	$0.15	$0.11	$0.25	$0.18

Per Share Data

	For the Three Months Ended		For the Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net asset value, beginning of period	$13.96	$13.98	$14.02	$14.03

Net investment income	0.22	0.11	0.39	0.26
Net realized and unrealized (loss) on portfolio securities	(0.07)	—	(0.14)	(0.08)

Net increase in stockholders’ equity (net assets) resulting from operations	0.15	0.11	0.25	0.18

Net asset value before dividends	14.11	14.09	14.27	14.21
Dividends declared	(0.18)	(0.13)	(0.34)	(0.25)

Net asset value, end of period	$13.93	$13.96	$13.93	$13.96

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio is principally in energy related private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured and mezzanine loans in furtherance of its business plan and in some instances receives equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management. NGP Energy Capital Management, based in Irving Texas, is a leading investment firm with over $3.6 billion of cumulative capital under management since inception, serving all sectors of the energy industry.

This press release contains forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the company carefully before investing. Such information and other information about the company is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT: Please send investment proposals to: NGP Capital Resources Company, Rich Bernardy (rbernardy@ngpcrc.com) or Kelly Plato (kplato@ngpcrc.com), 713-752-0062.

INVESTOR RELATIONS CONTACT: Steve Gardner (investor_relations@ngpcrc.com), 713-752-0062.